Exhibit 99.1

For release:	Tuesday, February 8, 2005

1:15 p.m. Pacific Time

Seattle Genetics Reports Fourth Quarter and Year 2004 Results

Company ends 2004 with $106 million in cash, three product candidates in clinical trials and multiple partnerships for its proprietary antibody technologies

Bothell, WA — February 8, 2005 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $1.7 million, compared with $1.3 million in the fourth quarter of 2003. For the year ended December 31, 2004, revenues increased to $6.7 million, compared to $5.1 million for the year ended December 31, 2003. The revenue growth was primarily attributable to fees earned from the company’s ongoing technology collaborations with Genentech, Protein Design Labs, UCB Pharma (formerly Celltech), CuraGen, Bayer and Genencor International.

Total operating expenses for the fourth quarter of 2004 were $12.9 million, compared to $7.1 million in the same period of 2003. For the year 2004, total operating expenses were $44.4 million, compared to $28.3 million in the year 2003. This increase was primarily driven by higher levels of contract manufacturing of clinical grade materials and expanded clinical trial activity for the company’s SGN-30, SGN-40 and SGN-15 product candidates. Seattle Genetics employed 134 staff members as of December 31, 2004, up 24 percent from 108 at the end of 2003.

Net loss attributable to common stockholders for the fourth quarter of 2004 was $10.6 million, or $0.25 per share, compared to $5.6 million, or $0.18 per share, for the same period in 2003. For the year ended December 31, 2004, net loss attributable to common stockholders was $72.0 million, or $1.80 per share, compared to $22.3 million, or $0.73 per share, for the same period in 2003. The net loss attributable to common stockholders includes a non-cash charge for a preferred stock deemed dividend of $36.6 million for the year ended December 31, 2004, compared to a charge of $201,000 for the year ended December 31, 2003. The non-cash preferred stock deemed dividend, which concluded in the third quarter of 2004, is associated with the $41 million private placement of Series A convertible preferred stock that closed in July 2003.

As of December 31, 2004, Seattle Genetics had $105.9 million in cash, cash equivalents, short-term and long-term investments, compared to $112.4 million as of September 30, 2004.

“We made significant progress during 2004 to advance our pipeline, including expanding our clinical trials and conducting manufacturing campaigns, consistent with our focus on product development,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We initiated clinical trials in a total of six indications across our three lead clinical programs, made key progress in moving several preclinical programs toward clinical development, licensed our antibody-drug conjugate technology to CuraGen and Bayer, expanded our collaborations with Genentech and Protein Design Labs and entered into a co-development agreement with Celera Genomics. We also ended 2004 in a strong financial position, enabling us to continue advancing our programs in the coming years.”

Highlights of recent accomplishments by Seattle Genetics include:

•	Receiving two key U.S. patents relating to the company’s SGN-40 program. Patents 6,838,261 and 6,843,989 claim composition of matter and methods of using anti-CD40 antibodies for the treatment of cancer.

•	Expanding its ADC collaboration with Genentech. Genentech paid a fee to the company of $1.6 million to designate additional antigen targets under the parties’ existing agreement. To date, Seattle Genetics has received over $20 million in upfront payments, research and material supply fees and equity investments from Genentech pursuant to the ADC collaboration, which was established in April 2002 and expanded in December 2003 and November 2004.

•	Reporting clinical and preclinical data from its SGN-30 and SGN-40 programs at the American Society of Hematology (ASH) annual meeting.

•	Initiating a phase I study of SGN-40 in non-Hodgkin’s lymphoma. The single-agent, open label, dose escalation study is designed to evaluate the tolerability, pharmacokinetic profile and antitumor activity of a multi-dose regimen of SGN-40 in approximately 20 patients.

•	Announcing senior research and development appointments. Iqbal S. Grewal, Ph.D., joined the company as Vice President, Preclinical Therapeutics; Morris Z. Rosenberg, D.Sc. was promoted to Senior Vice President, Development; and Paul J. Carter, Ph.D. was promoted to Vice President, Antibody Technologies.

Conference Call

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 218-0204 (domestic) or (303) 262-2190 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from the Seattle Genetics website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11021044. The telephone replay will be available until 4:00 p.m. PT on February 10, 2005.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and immunologic diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and four in preclinical development, SGN-35, SGN-70, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Protein Design Labs, UCB Pharma (formerly Celltech), CuraGen and Bayer and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure new or maintain existing collaborations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenues	$1,696	$1,330	$6,701	$5,070

Expenses
Research and development	10,993	5,034	37,002	21,390
General and administrative	1,809	1,688	6,498	5,428
Noncash stock-based compensation expense	80	341	869	1,515

Total operating expenses	12,882	7,063	44,369	28,333

Loss from operations	(11,186)	(5,733)	(37,668)	(23,263)
Investment income, net	616	297	2,229	1,177

Net loss	(10,570)	(5,436)	(35,439)	(22,086)
Noncash preferred stock deemed dividend	—	(186)	(36,558)	(201)

Net loss attributable to common stockholders	$(10,570)	$(5,622)	$(71,997)	$(22,287)

Basic and diluted net loss per share	$(0.25)	$(0.18)	$(1.80)	$(0.73)

Weighted-average shares used in computing basic and diluted net loss per share	41,943	31,003	39,985	30,722

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets
Cash, cash equivalents and short-term investments	$37,137	$40,830
Other current assets	2,771	1,841

Total current assets	39,908	42,671
Property and equipment, net	9,463	5,500
Long-term investments	68,761	32,852
Restricted investments	977	976

Total assets	$119,109	$81,999

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,815	$1,726
Deferred revenue	4,860	2,106

Total current liabilities	9,675	3,832

Deferred rent	472	390
Deferred revenue, net of current portion	5,129	2,899

Total long-term liabilities	5,601	3,289

Stockholders’ equity	103,833	74,878

Total liabilities and stockholders’ equity	$119,109	$81,999